Exhibit 99.1

BLOCK

Q4 2021 Shareholder Letter

investors.block.xyz

Q4’21 Highlights

In the fourth quarter of 2021, we generated gross profit of $1.18 billion, up 47% year over year. Cash App generated gross profit of $518 million, up 37% year over year. Our Square ecosystem generated gross profit of $657 million, up 54% year over year.	Cash Card has reached significant scale: There were more than 13 million Cash Card monthly actives in December, which represented more than 30% of our 44 million monthly transacting active base.	Our sellers have adopted more of Square’s ecosystem over time, which has helped them grow: In 2021, 38% of Square’s gross profit came from sellers using four or more products, compared to 10% in 2016.

Fourth Quarter Financial Metrics

Gross Profit
$1.18 Billion +47% YOY
$804M
$964M
$1.14B
$1.13B
$1.18B
2yr CAGR
45%
56%
57%
51%
50%
YoY Growth
52%
79%
91%
43%
47%
Q4 2020
Q1 2021
Q2
Q3
Q4
Adjusted EBITDA
$184 Million
$185M
$236M
$360M
$233M
$184M
57% YoY Growth
NA
267%
28%
(1%)
Q4 2020
Q1 2021
Q2
Q3
Q4
Cash App Gross Profit
$518 Million +37% YOY
$377M
$495M
$546M
$512M
$518M
2yr CAGR
131%
142%
128%
104%
90%
YoY Growth
162%
171%
94%
33%
37%
Q4 2020
Q1 2021
Q2
Q3
Q4
Square Gross Profit
$657 Million +54% YOY
$427M
$468M
$585M
$606M
$657M
20%
25%
30%
29%
32%
13%
32%
85%
48%
54%
Q4 2020
Q1 2021
Q2
Q3
Q4
Net Income (Loss)*
($77 Million)
*Attributable to common stockholders
$294M
$39M
$204M
$0M
($77M)
Q4 2020
Q1 2021
Q2
Q3
Q4

In the fourth quarter of 2021, total net revenue was $4.08 billion, up 29% year over year, and, excluding bitcoin revenue, total net revenue was $2.12 billion, up 51% year over year.

The following items affected net income (loss) per share during the respective periods. In the fourth quarter of 2020, we recognized a gain of $274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our investment in DoorDash. In the first quarter of 2021, we recognized a loss of $29 million related to the mark-to-market valuation of our investment in DoorDash as well as a $20 million bitcoin impairment loss. In the second quarter of 2021, we recognized a $77 million gain on our equity investments and a $45 million bitcoin impairment loss. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment loss. In the fourth quarter of 2021, we recognized a loss of $6 million driven by the adjustment to the revaluation of equity investments.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

The compound annual growth rate (CAGR) is the mean annual growth rate over a specified time period. Given the variability in year-over-year comparisons due to COVID-19, we believe using two-year CAGRs from 2019 to 2021 better reflects underlying growth trends.

BLOCK Q4 2021 2

 2021 Highlights

For the full year of 2021, gross profit was $4.42 billion, up 62% year over year, or 53% on a two-year CAGR basis. Cash App generated $2.07 billion in gross profit, up 69% year over year and 113% on a two-year CAGR basis. Our Square ecosystem generated $2.32 billion in gross profit, up 54% year over year and 29% on a two-year CAGR basis.

2021 Financial Metrics

Gross Profit

$4.42 Billion +62% YOY

$839M
$1.30B
$1.89B
$2.73B
$4.42B
2yr CAGR
YoY Growth
51%
56%
50%
46%
50%
55%
45%
45%
53%
62%
2017
2018
2019
2020
2021

Adjusted EBITDA

$1.01 Billion

$139M
$257M
$417M
$474M
$1.01B
210%
85%
63%
14%
114%
2017
2018
2019
2020
2021

Cash App Gross Profit

$2.07 Billion +69% YOY

$195M
$458M
$1.23B
$2.07B
2yr CAGR
YoY Growth
NA
291%
131%
200%
168%
149%
113%
69%
2018
2019
2020
2021

Square Gross Profit

$2.32 Billion +54% YOY

$1.07B
$1.39B
$1.51B
$2.32B
NA
38%
34%
30%
19%
8%
29%
54%
2018
2019
2020
2021

Net Income (Loss)*

$166 Million

($63M)
($38M)
$375M
$213M
$166M
2017
2018
2019
2020
2021

BLOCK Q4 2021 3

February 24, 2022

To Our Shareholders

We delivered strong growth at scale during the fourth quarter of 2021. Gross profit grew 47% year over year to $1.18 billion, or 50% on a two-year compound annual growth rate (CAGR) basis. Our Cash App ecosystem delivered gross profit of $518 million, an increase of 37% year over year and 90% on a two-year CAGR basis. For our Square (formerly known as Seller) ecosystem, gross profit was $657 million, up 54% year over year and 32% on a two-year CAGR basis.

For the full year of 2021, gross profit was $4.42 billion, up 62% year over year and 53% on a two-year CAGR basis. Cash App generated $2.07 billion in gross profit, up 69% year over year and 113% on a two-year CAGR basis. Our Square ecosystem generated $2.32 billion in gross profit, up 54% year over year and 29% on a two-year CAGR basis.

On January 31, we completed our acquisition of Afterpay, a global “buy now, pay later” (BNPL) platform. We believe this acquisition will further Block’s strategic priorities for Square and Cash App by strengthening the connections between our ecosystems as we deliver compelling financial products and services for consumers and merchants. Together, we intend to enable Square sellers of all sizes to offer BNPL at checkout, offer Afterpay consumers the ability to manage their installment payments directly in Cash App, and give Cash App customers the ability to discover sellers and BNPL offers directly within the app. United by our shared purpose of economic empowerment, we are excited to welcome the Afterpay team to Block and help make the financial system more fair and inclusive as we build together.

BLOCK Q4 2021 4

A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during the specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active.

For more information on payback, refer to page 12.

Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit during a given quarter divided by monthly transacting actives for the last month of the quarter.

Cash App Ecosystem

Strengthening the network

Peer-to-peer payments have allowed us to virally grow Cash App’s network and remained the primary driver of customer acquisition in the fourth quarter. In December, there were more than 44 million monthly transacting actives on Cash App, an increase of 22% year over year. To enhance network effects through other products, in the fourth quarter we introduced a new feature allowing customers to send fractional shares and bitcoin from their Cash App balances to friends and family. By expanding peer-to-peer capabilities, we see an opportunity to drive network effects across other products within our ecosystem and encourage customers to try new products within Cash App.

In 2021, we also invested further in acquiring customers who value Cash App’s ecosystem and engage with more products. Behind these paid marketing investments, our acquisition cost in 2021 was approximately $10 to acquire a new transacting active, and we’ve seen early monthly cohorts maintain strong returns on acquisition spend with paybacks of less than one year. Gross profit per monthly transacting active reached $47 in the fourth quarter, an increase of 13% from the prior year, even as we grew our customer base.

In December, we introduced a new feature allowing customers to send fractional stocks and bitcoin from their Cash App balances to friends and family for free.

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1. Bankrate survey January 2021; 2021 Filing Season Statistics, irs.gov.

Driving engagement

As customers have adopted more products across Cash App, they have become more highly engaged and generated greater gross profit—particularly those who adopted Cash Card. In December, there were more than 13 million actives who used Cash Card, representing 31% of our monthly active base. Customers have found broad-based utility with Cash Card through everyday purchases, and, as a result, spend per Cash Card active has increased over time. Cash Card is usually a customer’s first banking product on Cash App and furthers adoption of products such as Boost or direct deposit. Cash Card has reached significant scale: In 2021, Cash Card gross profit was nearly half a billion dollars, up nearly 2x year over year as we both grew with existing customers and drove acquisition of new customers.

Increasing inflows into our ecosystem

Inflows into Cash App’s ecosystem continued to be the primary driver of gross profit. Despite a roll off in government disbursements in the fourth quarter, we saw strength in recurring paycheck deposits, which we view as a key barometer of customers using Cash App for their primary banking needs. We also recently made improvements to the direct deposit customer experience by allowing customers to directly log in to their employer or payroll provider within the app, which provides another frictionless way for customers to get set up. We remain focused on enhancing Cash App’s financial services offerings to make it the banking platform of choice for customers.

In January we launched Cash App Taxes, our free tax filing service, which aims to simplify and digitize the cumbersome tax filing process in the U.S. Historically, Cash App gross profit growth has benefited from the seasonal impact of tax refunds as customers bring more money into Cash App—both directly and indirectly—benefiting from greater spending power. Cash App Taxes is completely free for customers and easy enough to file in minutes from a phone or computer. Approximately 60% of Americans cannot comfortably afford a $1,000 emergency expense, while the average tax refund is $2,700, which means millions depend on their tax refund.1 By offering customers their tax refund up to two days early if they choose to receive it in Cash App, we are creating an opportunity to attract more inflows and increase engagement.

Note: Gas & Auto includes convenience store spending at relevant gas stations.

Cash Card’s attach rate has grown to 31% in 2021, compared to 22% in 2019, showing the broad-based utility Cash Card has provided.

With Cash App Taxes, customers can digitally file their taxes for free in a matter of minutes from their phone or computer.

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Crossbones Dog Academy is a dog training, daycare, boarding, and pet store in Providence, RI that uses Square for Retail Plus, Square Invoices, Square Online, Square payments hardware, and Acuity Scheduling through our App Marketplace.

1. Square internal data, July–September 2020.

Square Ecosystem

Enhancing our ecosystem of products

We are focused on building software that creates differentiated, cohesive experiences between sellers and their customers. To further expand our omnichannel capabilities, in the fourth quarter we launched the Square Photo Studio app for sellers globally. Square Photo Studio allows sellers to take high-quality product photos from a mobile device and directly sync them to a Square item catalog or online store. Product images have become increasingly important for sellers, particularly for reaching the first sale: 94% of first orders for retailers on Square Online contained items that had images.1 Square Photo Studio makes photography more accessible for sellers without the time and cost of a professional photo studio.

With the Square Photo Studio app, sellers can easily create and add stylized images to a Square item catalog or online store.

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1. Mastercard Advisors 2021 study commissioned by Afterpay.

2. Includes only monetized products and excludes hardware devices.

In January 2022, we introduced a new online offering for sellers and their customers by integrating Afterpay’s BNPL functionality with Square Online in the U.S. and Australia. With BNPL, consumers have the option at checkout to pay for purchases in four biweekly, interest-free installments, while sellers receive their full earnings from each sale immediately. A recent survey of consumers found merchants in the U.S. have benefited from consumers who adopted Afterpay, as they spent 40% more per transaction and transacted more than 50% more frequently than consumers not using Afterpay.1 We believe Afterpay will offer buyers more flexibility while helping our sellers compete more effectively online.

Growing upmarket

We continued to grow up-market with more complex businesses. Square gross profit from mid-market sellers was up 73% year over year in the fourth quarter and 47% on a two-year CAGR basis, and outpaced overall Square gross profit. As we have built out our product set, sellers have adopted more of our ecosystem: In 2021, 38% of Square’s gross profit came from sellers using four or more products, up from 10% five years ago.2 Typically, we’ve seen our mid-market sellers use more products on average and develop deeper relationships with Square. Sellers using four or more products generated more than 10x the gross profit on average in 2021, compared to sellers only using one of Square’s products.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV.

As we have built out Square’s ecosystem of products, we have seen meaningful adoption from our sellers, with 38% of Square gross profit coming from sellers using 4+ products in 2021.

BLOCK Q4 2021 8

1. Square internal research, April 2021.

Expanding globally

We remain focused on our international strategy of achieving product parity globally, investing further into brand awareness, and launching in new markets. In January, we strengthened our international presence by expanding into Spain, our fourth European country. Spain has the third-largest and fastest-growing eCommerce sector in the EU, as well as a flourishing small business environment, which positions us well to introduce our broad ecosystem of integrated software, hardware, data analytics, and payments solutions.1 Global expansion is one of Square’s key strategic priorities in 2022 given the significant market opportunity: Despite the impact of various pronounced regional restrictions, gross profit in the fourth quarter in markets outside the U.S. represented 9% of Square gross profit, up 60% year over year and 63% on a two-year CAGR basis.

To bolster our arrival in Spain, we launched a multimedia marketing campaign focused on raising awareness around our brand and ecosystem of solutions.

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A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

Financial Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $4.08 billion in the fourth quarter of 2021, up 29% year over year. For the full year of 2021, total net revenue was $17.66 billion, an increase of 86% from the full year of 2020. Excluding bitcoin, total net revenue in the fourth quarter was $2.12 billion, up 51% year over year, and total net revenue for the full year of 2021 was $7.65 billion, up 55% year over year.

Gross profit was $1.18 billion in the fourth quarter of 2021, up 47% year over year and 50% on a two-year CAGR basis. For the full year of 2021, gross profit was $4.42 billion, an increase of 62% from the full year of 2020 and 53% on a two-year CAGR basis.

Transaction-based revenue was $1.31 billion in the fourth quarter of 2021, up 41% year over year, and transaction-based gross profit was $545 million, up 39% year over year. We processed $46.3 billion in GPV in the fourth quarter of 2021, up 45% year over year. For the full year of 2021, GPV totaled $167.7 billion, an increase of 49% from the full year of 2020. Transaction-based gross profit as a percentage of GPV was 1.18% in the fourth quarter of 2021, down 5 basis points year over year and down 2 basis points quarter over quarter.

Subscription and services-based revenue was $772 million in the fourth quarter of 2021, up 72% year over year, and subscription and services-based gross profit was $622 million, up 63% year over year. For the full year of 2021, subscription and services-based revenue was $2.71 billion, up 76% year over year, and subscription and services-based gross profit was $2.21 billion, up 69% year over year. Growth in the quarter and the full year was driven primarily by our Cash App and Square ecosystems.

While bitcoin revenue was $1.96 billion in the fourth quarter of 2021, up 12% year over year, bitcoin gross profit was only $46 million, or approximately 2% of bitcoin revenue.

Note: Square GPV and Cash App Business GPV are represented as a percent of total GPV.

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CORPORATE AND OTHER REVENUE AND GROSS PROFIT

Corporate and Other generated $56 million in revenue during the fourth quarter and $7 million in gross profit. For the full year of 2021, Corporate and Other generated $152 million in revenue and $32 million in gross profit. Corporate and Other comprised areas outside our Square and Cash App ecosystems, which was primarily TIDAL in the quarter and full year.

In November, TIDAL announced a number of innovative updates, including a new, free tier which gives customers in the U.S. access to our entire catalog with limited interruptions, as well as fan-centered royalties and direct-to-artist payments in our HiFi Plus tier that go beyond current industry standards. In our new model, royalties attributed to HiFi Plus subscribers will be paid based on the actual streaming activity of individual HiFi Plus subscribers as opposed to the industry-accepted method of aggregating streams, empowering fans to play a larger role in the success of their favorite artists.

BLOCK Q4 2021 11

CASH APP ECOSYSTEM REVENUE AND GROSS PROFIT

Cash App delivered strong growth in the fourth quarter of 2021, generating $2.55 billion of revenue and $518 million of gross profit, which increased 18% and 37% year over year, respectively. On a two-year CAGR basis, revenue and gross profit for our Cash App ecosystem grew 166% and 90%, respectively. For the full year of 2021, Cash App generated $12.32 billion of revenue and $2.07 billion of gross profit, which increased 106% and 69% year over year, respectively. On a two-year CAGR basis, 2021 revenue and gross profit for Cash App grew 234% and 113%, respectively. Excluding bitcoin, Cash App revenue was $590 million in the fourth quarter, up 42% year over year and 80% on a two-year CAGR basis, and $2.30 billion for the full year, up 65% year over year and 98% on a two-year CAGR basis.

We drove growth in net new transacting actives and strong engagement across products in our Cash App ecosystem. On average, transacting actives brought more funds into their Cash App accounts: Inflows per active in the fourth quarter were relatively stable on a quarter-over-quarter basis and increased on a year-over-year basis, even though the fourth quarter of 2021 was less impacted by government disbursements than in comparison periods.

For our Cash App ecosystem, we have achieved positive annual gross profit retention for our historical cohorts, demonstrating that existing customers have remained on the platform and increased their engagement with Cash App over time. We have seen strength in retention during recent years, with annual gross profit retention of greater than 125% for each of the past four years.

We have continued to achieve strong customer acquisition and returns on acquisition for Cash App. Historical cohorts generated a return on investment of 6x or greater over three years. Even as we meaningfully increased our sales and marketing investments in 2021, we have seen early monthly cohorts maintain paybacks of less than one year on our acquisition marketing spend for Cash App and we onboarded our largest annual cohort on a variable profit and gross profit basis.

Cash App annual gross profit retention is calculated as the year-over-year gross profit growth of an annual Cash App customer cohort, excluding contra revenue and interest income. A customer’s annual cohort is determined based on the date they first became a transacting active on the platform. For example, retention for our 2019 cohort is the average annual gross profit growth from customers who had their first transaction in 2019. Each of our annual Cash App cohorts since 2015 and the pre-2015 cohort have exhibited positive overall gross profit retention on aggregate from the date of their first transaction through December 31, 2021.

Return on investment, or payback, is calculated by taking a given Cash App monthly cohort’s cumulative variable profit and dividing by acquisition marketing spend for the initial month when onboarded. Each line represents the average monthly cohort for years 2017 to 2021.

Cohort variable profit is calculated as gross profit across Cash App transaction-based profit, Cash Card gross profit, Instant Deposit gross profit for Cash App, bitcoin gross profit, and less certain variable sales and marketing expenses, including P2P processing and risk loss.

BLOCK Q4 2021 12

Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount of bitcoin that we purchase. We purchase bitcoin to facilitate customers’ access to bitcoin.

In the fourth quarter, Cash App Business GPV was $3.8 billion, up 45% year over year and 118% on a two-year CAGR basis. Cash App Business GPV comprises Cash for Business, or peer-to-peer transactions received by business accounts, and peer-to-peer payments sent from a credit card. Cash App generated $104 million of transaction-based revenue during the fourth quarter of 2021, up 45% year over year and 120% on a two-year CAGR basis. Growth was driven primarily by an increase in the number of business accounts and in the number of transactions. For the full year of 2021, Cash App Business GPV was $15.0 billion, up 75% year over year, and transaction-based revenue was $410 million, up 75% year over year.

Cash App generated $487 million of subscription and services-based revenue during the fourth quarter, up 41% year over year and 73% on a two-year CAGR basis. Growth in the quarter was driven primarily by transaction fees from both Cash Card and Instant Deposit. For the full year of 2021, Cash App subscription and services-based revenue was $1.89 billion, an increase of 63% compared to the full year of 2020.

Cash App generated $1.96 billion of bitcoin revenue and $46 million of bitcoin gross profit during the fourth quarter of 2021, up 12% and 14% year over year, respectively. On a two-year CAGR basis, bitcoin revenue and gross profit grew 232% and 285%, respectively. Bitcoin revenue and gross profit benefited from year-over-year increases in the price of bitcoin and number of bitcoin actives. Compared to the third quarter of 2021, bitcoin revenue and gross profit increased on a quarter-over-quarter basis, driven primarily by increased volatility in the price of bitcoin, which affected trading activity compared to the prior quarter. For the full year of 2021, Cash App generated $10.01 billion of bitcoin revenue and $218 million of bitcoin gross profit, up 119% and 124% year over year, respectively. In future quarters, bitcoin revenue and gross profit may fluctuate as a result of changes in customer demand or the market price of bitcoin, particularly as we lap strong growth rates on a year-over-year basis in the first quarter of 2021.

BLOCK Q4 2021 13

SQUARE ECOSYSTEM REVENUE AND GROSS PROFIT

In the fourth quarter of 2021, our Square ecosystem generated $1.47 billion of revenue and $657 million of gross profit, up 49% and 54% on a year-over-year basis, respectively. On a two-year CAGR basis, revenue and gross profit for our Square ecosystem grew 25% and 32%, respectively. For the full year of 2021, our Square ecosystem generated $5.19 billion of revenue and $2.32 billion of gross profit, up 47% and 54% year over year, respectively.

We use retention to measure our ability to support our sellers and help them grow over time. In 2021, each of our existing annual Square cohorts achieved positive gross profit retention when compared to 2019, growing 10% in aggregate, as in-person activity has normalized and sellers continue to find value in our online solutions.

Historical Square cohorts have generated a return on investment of 3x or greater over three years. For new Square cohorts onboarded in 2020, we achieved a payback period on sales and marketing of fewer than five quarters, and even as we increased our sales and marketing spend, our 2021 Square cohort is pacing towards an estimated payback of six quarters. Based on trends to date, we onboarded our largest cohort of new sellers in 2021 on a gross profit basis. Growth was driven primarily by the acquisition of larger and more omnichannel sellers, as sellers have turned to Square to manage their business both in person and online.

In the fourth quarter of 2021, Square generated $1.21 billion of transaction-based revenue, up 41% year over year and 22% on a two-year CAGR basis. We continued to see stable growth in card-present volumes on a year-over-year basis. Even as in-person activity has resumed, online channels delivered strong growth in the fourth quarter. During the quarter, transaction-based gross profit for our Square ecosystem was impacted by a lower percentage of debit card transactions on a year-over-year basis. For the full year of 2021, Square transaction-based revenue was $4.38 billion, an increase of 43% compared to the full year of 2020.

Square gross profit retention rate is calculated as the year-over-year gross profit growth of a quarterly seller cohort, averaged over the last four quarters (excluding gross profit from hardware, Square Gift Cards, Caviar, and Weebly prior to the acquisition).

Return on investment, or payback, measures the effectiveness of sales and marketing spend. Return on investment (ROI) is calculated by dividing the cumulative cohort gross profit of each cohort of sellers by GAAP sales and marketing for the applicable time period, excluding the following: Cash App sales and marketing expenses, Caviar sales and marketing expenses, and the portion of sales and marketing expenses from the legacy Weebly business. Each line represents a quarterly cohort from the first quarter of 2012 to the third quarter of 2021.

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During the fourth quarter of 2021, Square GPV was up 45% year over year and 24% on a two-year CAGR basis. Looking at the components of Square GPV, we observed the following trends during the fourth quarter of 2021.

•	Products: Card-present GPV was up 56% year over year and 22% on a two-year CAGR basis. Despite regional impacts from COVID-19, growth in card-present volumes was relatively consistent compared to the third quarter. Card-not-present GPV growth remained strong, up 27% year over year and 26% on a two-year CAGR basis, driven primarily by growth from our online channels, including Square Online, Invoices, Virtual Terminal, and eCommerce API.

•	Geographies: In the fourth quarter, gross profit growth in our U.S. market was 53%, relatively consistent with the third quarter. While we have seen an impact from regional lockdowns in select markets internationally, Square gross profit outside the U.S. saw continued strong growth of 60% year over year during the fourth quarter.

For the full year of 2021, Square GPV was $152.8 billion, up 47% year over year and 21% on a two-year CAGR basis. Square GPV trends were affected by shelter-in-place restrictions, offset by a combination of sellers adapting to contactless commerce, new sellers joining Square, and, to a lesser extent, an increase in consumer spending related to government programs.

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Square generated $230 million of subscription and services-based revenue during the fourth quarter of 2021, up 118% year over year and 48% on a two-year CAGR basis.

•	Banking: Revenue from Square banking products achieved strong growth on a year-over-year and two-year CAGR basis. This includes Square Loans, Instant Transfer, and Square Card, and represents most of our financial services products for sellers.

•	Square Loans: Square Loans (formerly Square Capital) achieved strong revenue growth during the fourth quarter of 2021, facilitating approximately 103,000 loans totaling $850 million in originations. Additionally, Square Loans revenue benefited from Paycheck Protection Program (PPP) loan forgiveness during the fourth quarter, which is primarily a near-term benefit as revenue is recognized in the period PPP loans are forgiven. During the fourth quarter, we recorded $59 million in revenue related to PPP loan forgiveness. Excluding the $59 million of revenue from PPP loan forgiveness, Square subscription and services-based revenue was $171 million, up 66% year over year and 28% on a two-year CAGR basis.

•	Software: Revenue from software subscriptions delivered strong growth during the quarter, and continued to outpace overall Square gross profit growth on a two-year CAGR basis.

Hardware revenue in the fourth quarter of 2021 was $36 million, up 47% year over year and 27% on a two-year CAGR basis, and generated a gross loss of $32 million as we use hardware as an acquisition tool. Revenue growth was driven primarily by strong unit sales across Square Register, Square Terminal, and third-party peripheral product offerings. For the full year of 2021, hardware revenue was $146 million, an increase of 59% compared to the full year of 2020.

SUBSCRIPTION AND SERVICES-BASED REVENUE EX-PPP

	4Q19	4Q20	4Q21

Subscription and services-based revenue	$105M	$105M	$230M

PPP loan forgiveness revenue	$0M	$2M	$59M

Subscription and services-based revenue excluding PPP forgiveness	$105M	$103M	$171M

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We discuss Cash App marketing expenses because a large portion is generated by our peer-to-peer service, which we offer free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App.

OPERATING EXPENSES

Operating expenses were $1.24 billion in the fourth quarter of 2021, up 63% year over year, and non-GAAP operating expenses were $1.00 billion, up 62% year over year. For the full year of 2021, operating expenses were $4.26 billion, up 55% year over year, and non-GAAP operating expenses were $3.43 billion, up 51% year over year.

Product development expenses were $396 million on a GAAP basis and $243 million on a non-GAAP basis in the fourth quarter of 2021, up 56% and 55% year over year, respectively, driven primarily by headcount and personnel costs related to our engineering, data science, and design teams.

Sales and marketing expenses were $485 million on a GAAP basis and $467 million on a non-GAAP basis in the fourth quarter of 2021, up 48% and 47% year over year, respectively.

•	Cash App marketing expenses were up 40% year over year, driven primarily by increases in advertising, referrals, peer-to-peer money movements including related transaction losses, and card issuance costs. Cash App marketing expenses were up 79% on a two-year CAGR basis.

•	Other sales and marketing expenses, including advertising, personnel, and other costs, were up 64% year over year, driven primarily by growth in headcount as well as increased sales and marketing spend for our Square ecosystem, including performance, brand, and awareness marketing. Other sales and marketing expenses also include expenses from TIDAL, which we acquired in the second quarter of 2021.

General and administrative expenses were $299 million on a GAAP basis and $240 million on a non-GAAP basis in the fourth quarter of 2021, up 88% and 83% year over year, respectively. The increase was due primarily to additions to customer support, finance, legal, and compliance personnel, as well as non-recurring expenses related to the acquisition of Afterpay.

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The accounting rules for bitcoin requires us to recognize any decreases in market price below carrying value as an impairment charge, with no upward revisions recognized when the market price increases until the sale of that bitcoin. The bitcoin impairment loss is a GAAP expense. Non-GAAP operating expenses exclude bitcoin impairment losses.

Transaction and loan loss expenses were $57 million in the fourth quarter of 2021, up 257% year over year and 33% on a two-year CAGR basis. The year-over-year increase was related primarily to transaction and loan loss releases in the fourth quarter of 2020 from reserves taken in prior periods due to the onset of the pandemic.

In the fourth quarter of 2020 and first quarter of 2021, we invested $50 million and $170 million, respectively, in bitcoin. As an indefinite-lived intangible asset, bitcoin is subject to impairment losses if the fair value of bitcoin decreases below the carrying value during the assessed period. In the fourth quarter, we did not recognize a bitcoin impairment loss, and for the full year of 2021, we recognized a bitcoin impairment loss of $71 million on our bitcoin investment. As of December 31, 2021, the fair value of our investment in bitcoin was $371 million based on observable market prices, which is $222 million greater than the carrying value of the investment.

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EARNINGS

In the fourth quarter of 2021, net loss attributable to common stockholders was $77 million. During the fourth quarter, we recognized a loss of $6 million on equity investments driven primarily by revaluations. Net loss was $71 million when excluding the $6 million loss on our equity investments. Net loss per share attributable to common stockholders was $0.17 on a basic and diluted basis in the fourth quarter of 2021, based on 463 million weighted-average basic and diluted shares outstanding. Excluding the losses from the revaluation of equity investments, basic and diluted net loss per share attributable to common stockholders in the fourth quarter of 2021 was $0.15.

For the full year of 2021, net income attributable to common stockholders was $166 million. Net income was $202 million when excluding the gains on our equity investments of $35 million and the impairment losses recorded on our investments in bitcoin of $71 million. For the full year of 2021, net income per share was $0.36 and $0.33 on a basic and diluted basis, respectively, based on 458 million basic and 502 million diluted shares outstanding, compared to net income per share of $0.48 and $0.44 on a basic and diluted basis, respectively, for the full year of 2020. Excluding the gains on our equity investments and the losses from our investments in bitcoin, net income per share was $0.44 and $0.40 on a basic and diluted basis, respectively, for the full year 2021.

Adjusted EBITDA was $184 million in the fourth quarter of 2021, compared to $185 million in the fourth quarter of 2020. The decrease in Adjusted EBITDA compared to the prior-year period was driven primarily by a $43 million reserve release in the prior-year period. For the full year of 2021, Adjusted EBITDA was $1.01 billion.

Adjusted Net Income Per Share (Adjusted EPS) was $0.27 based on 523 million weighted-average diluted shares for the fourth quarter of 2021. For the full year of 2021, Adjusted EPS was $1.71 based on 526 million weighted-average diluted shares, compared to $0.84 for the full year of 2020.

The following items affected net income (loss) per share during the respective periods. In the fourth quarter of 2021, we recognized a loss of $6 million driven primarily by the revaluation of equity investments. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment loss. In the second quarter of 2021, we recognized a gain of $77 million driven primarily by the sale of our remaining investment in DoorDash as well as a $45 million bitcoin impairment loss. In the first quarter of 2021, we recognized a loss of $29 million related to our investment in DoorDash as well as a $20 million bitcoin impairment loss. In the fourth quarter of 2020, we recognized a gain of $ 274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our DoorDash investment.

BLOCK Q4 2021 19

BALANCE SHEET/CASH FLOW

We ended the fourth quarter of 2021 with $7.4 billion in available liquidity, with $6.9 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $500 million available from our revolving credit facility. On February 23, 2022, we entered into an amendment to increase the commitments under our revolving credit facility to $600 million.

In the fourth quarter of 2021, Adjusted EBITDA contributed positively to our cash balance. This was more than offset by repayments of PPP Liquidity Facility advances.

On January 31, 2022 (February 1, 2022, Australian Eastern Daylight Time), we completed the acquisition of Afterpay, a global BNPL platform. In connection with the acquisition we issued 114 million shares of Block’s Class A common stock with an aggregate fair value of $13.9 billion based on the closing price of Block’s Class A common stock on the acquisition date.

BLOCK Q4 2021 20

January and February Trends and Forward-Looking Commentary

BUSINESS TRENDS

We wanted to provide an update on the trends in our business during the months of January and February.

Square ecosystem

•	For the months of January and February, in aggregate, Square GPV is expected to be up 35% year over year, and the two-year CAGR is expected to be up 16%. Square GPV growth experienced a slowdown in January, which we believe was due to the effects of the omicron variant, before growth recovered in February.

Cash App ecosystem

•	In January and February, we expect Cash App gross profit to grow on a year-over-year and two-year CAGR basis, driven by growth in monthly transacting actives, engagement across our ecosystem, and inflows into Cash App.

Afterpay

•	On January 31, 2022 (February 1, 2022, Australian Eastern Daylight Time), we completed the acquisition of Afterpay. Afterpay will be included in our first quarter financial results for the months of February and March 2022. We intend on reporting Afterpay’s financial results allocated to each of our Square and Cash App ecosystems.

We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

BLOCK Q4 2021 21

OPERATING EXPENSES

We believe our Cash App and Square ecosystems are well positioned to help our customers adapt and grow based on trends we have observed during recent quarters. We intend to prioritize investments in our Cash App and Square ecosystems that we believe will drive long-term profitable growth given our historical cohort economics, including attractive paybacks and returns on acquisition.

For the first quarter of 2022, we expect non-GAAP operating expenses across product development, sales and marketing, general and administrative expenses, and transaction and loan losses, in aggregate, to increase by approximately $180 million compared to the fourth quarter of 2021, including contributions from Afterpay for the months of February and March. Excluding contributions from Afterpay, we expect to increase overall non-GAAP operating expenses by $40 million compared to the fourth quarter.

Share-based compensation: We are continuing to invest in building out our teams, including attracting, hiring, and retaining talented employees. In the first quarter of 2022, we expect our share-based compensation expense to increase modestly quarter over quarter on a dollar basis. These share-based compensation expenses are not included in the aforementioned non-GAAP operating expenses.

BLOCK Q4 2021 22

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS CONTACT

ir@block.xyz

Earnings

Webcast

Block (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, February 24, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call.

We will release financial results for the first quarter of 2022 on May 5, 2022, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja

BLOCK Q4 2021 23

I use my cash app for EVERYTHING!!!! Literally every. Thing. Boosts, stocks, bitcoin, payments for my business, paying bills. Seriously the best finance app ever made.
@Kate_Pounders12
Via Twitter
Using @CashApp for boosts at Popeye's Chicken, other restaurants, grocery store, buying stocks and Bitcoin, reading investment news. LOVE CASHAPP!
@seearoundcorner
Via Twitter
My teen cousins love when I send them money in birthday cards. Now I can send it through #CashApp13Plus! $Ladygeedee
@Ladygeedee5125
Via Twitter
My kids will definitely get the approval @Cash App is the best
@WALLYXOTIC
Via TikTok
#CashAppTaxes can't wait to file my taxes and get them loaded on my cash app Visa card! Thanks @CashApp for making it convenient and quick 💚💚💚
@kristin_garcia86
Via Instagram

BLOCK Q4 2021 24

Square Marketing, Square Online, Square for Restaurants, Square Loyalty, Team Management

“ Square really makes things easy for us, having 22 total restaurants.

Square makes it easy for us to compare business to business. All of the reports are generated in the same way, and we like having the ability to look at each location. Since Square is a cloud-based system, we’re able to log into it no matter where we are. Square definitely helps us make smart business decisions.”

JoJo Soprano

VP of Operation, Parry Restaurant Group

BLOCK Q4 2021 25

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results, guidance, and general business outlook for future periods; expected impact of the COVID-19 pandemic and related responses of governments and private industry, including the impact of reduced restrictions on businesses and individuals and reduced government stimulus and assistance programs, on the Company’s business, financial results, financial position, and liquidity; the Company’s acquisition of Afterpay, including its impact on the Company’s business and financial results; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s international plans; the ability of the Company’s products to attract and retain customers; trends in the Company’s markets and the continuation of such trends; the resiliency and growth of the Company’s Seller and Cash App ecosystems; the Company’s expectations regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; the Company’s bitcoin investments and strategy as well as the potential financial impact and volatility; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, uncertainty around the COVID-19 pandemic and the related effects of government and other measures; an economic downturn in the United States and in other countries around the world; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the integration of Afterpay; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, and the Definitive Proxy Statement related to the Company’s special meeting of stockholders in connection with the acquisition of Afterpay filed on October 5, 2021, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

BLOCK Q4 2021 26

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in the shareholder letter such as measures excluding bitcoin revenue, bitcoin impairment loss, and measures excluding gains or losses on equity investments. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Additionally, GPV includes Cash App Business GPV, which comprises Cash App activity related to peer-to-peer transactions received by business accounts, and peer-to-peer payments sent from a credit card.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin impairment loss; and the gain or loss on the disposal of property and equipment, as applicable. Prior to the adoption of ASU No. 2020-06 on January 1, 2021, we also adjusted to eliminate the effect of amortization of debt discount and issuance costs on our convertible senior notes, and the gain or loss on debt extinguishment related to the conversion of senior notes. Subsequent to the adoption, we adjusted to eliminate the effect of amortization of debt issuance costs on our convertible and unsecured senior notes. We also exclude certain transaction and integration costs associated with business combinations, and various other costs that are not normal recurring operating expenses. Transaction costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are non-recurring operating expenses may include contingent losses, litigation, and regulatory charges. We also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, bitcoin impairment loss, loss on disposal of property and equipment, and acquisition-related integration and other costs. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

We have included Adjusted EBITDA, Adjusted EPS, and non- GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions. We have included measures excluding gains or losses on equity investments as well as bitcoin impairment losses because we believe these measures are useful in understanding our operating results without regard to gains and losses due to non-operating market fluctuations of our investments.

Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding bitcoin revenue, bitcoin impairment loss, and measures excluding gains or losses on equity investments, have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

BLOCK Q4 2021 27

Consolidated Statements

of Operations

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

	(UNAUDITED)
Revenue:
Transaction-based revenue	$1,308,901	$929,011	$4,793,146	$3,294,978
Subscription and services-based revenue	772,102	449,371	2,709,731	1,539,403
Hardware revenue	35,910	24,363	145,679	91,654
Bitcoin revenue	1,961,621	1,756,225	10,012,647	4,571,543

Total net revenue	4,078,534	3,158,970	17,661,203	9,497,578

Cost of revenue:
Transaction-based costs	763,548	536,986	2,729,442	1,916,644
Subscription and services-based costs	149,617	66,848	495,761	228,649
Hardware costs	68,150	35,994	221,185	144,342
Bitcoin costs	1,915,176	1,715,452	9,794,992	4,474,534

Total cost of revenue	2,896,491	2,355,280	13,241,380	6,764,169

Gross profit	1,182,043	803,690	4,419,823	2,733,409

Operating expenses:
Product development	395,841	254,525	1,399,079	885,681
Sales and marketing	484,778	328,576	1,617,189	1,109,670
General and administrative	298,921	159,420	983,326	579,203
Transaction and loan losses	57,117	15,986	187,991	177,670
Bitcoin impairment losses	—	—	71,126	—

Total operating expenses	1,236,657	758,507	4,258,711	2,752,224

Operating income (loss)	(54,614)	45,183	161,112	(18,815)

Interest expense, net	12,998	17,988	33,124	56,943
Other expense (income), net	6,775	(271,212)	(29,474)	(291,725)

Income (loss) before income tax	(74,387)	298,407	157,462	215,967

Provision (benefit) for income taxes	6,597	4,448	(1,364)	2,862

Net income (loss)	(80,984)	293,959	158,826	213,105
Less: Net loss attributable to noncontrolling interests	(4,155)	—	(7,458)	—

Net income (loss) attributable to common stockholders	$(76,829)	$293,959	$166,284	$213,105

Net income (loss) per share attributable to common stockholders:
Basic	$(0.17)	$0.65	$0.36	$0.48

Diluted	$(0.17)	$0.59	$0.33	$0.44

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	462,562	452,869	458,432	443,126

Diluted	462,562	502,237	501,779	482,167

BLOCK Q4 2021 28

Consolidated Balance Sheets

In thousands, except share and per share data

	Dec 31, 2021	Dec 31, 2020

Assets
Current assets:
Cash and cash equivalents	$4,443,669	$3,158,058
Investments in short-term debt securities	869,283	695,112
Settlements receivable	1,171,612	1,024,895
Customer funds	2,830,995	2,037,832
Loans held for sale	517,940	462,665
Other current assets	687,429	383,067

Total current assets	10,520,928	7,761,629

Property and equipment, net	282,140	233,520
Goodwill	519,276	316,701
Acquired intangible assets, net	257,049	137,612
Investments in long-term debt securities	1,526,430	463,950
Operating lease right-of-use assets	449,406	456,888
Other non-current assets	370,535	499,250

Total assets	$13,925,764	$9,869,550

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	$3,979,624	$3,009,051
Settlements payable	254,611	239,362
Accrued expenses and other current liabilities	639,309	360,850
Operating lease liabilities, current	64,027	52,747
PPP Liquidity Facility advances	497,533	464,094

Total current liabilities	5,435,104	4,126,104

Long-term debt	4,559,208	2,586,924
Operating lease liabilities, non-current	395,017	389,662
Other non-current liabilities	222,846	85,291

Total liabilities	10,612,175	7,187,981

Commitments and contingencies
Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at December 31, 2021 and December 31, 2020. None issued and outstanding at December 31, 2021 and December 31, 2020.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at December 31, 2021 and December 31, 2020; 403,237,209 and 390,187,079 issued and outstanding at December 31, 2021 and December 31, 2020, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at December 31, 2021 and December 31, 2020; 61,706,578 and 65,997,697 issued and outstanding at December 31, 2021 and December 31, 2020, respectively.	—	—

Additional paid-in capital	3,317,255	2,955,464

Accumulated other comprehensive income (loss)	(16,435)	23,328

Accumulated deficit	(27,965)	(297,223)

Total stockholders’ equity attributable to common stockholders	3,272,855	2,681,569
Noncontrolling interests	40,734	—

Total stockholders’ equity	3,313,589	2,681,569

Total liabilities and stockholders’ equity	$13,925,764	$9,869,550

BLOCK Q4 2021 29

Consolidated Statements

of Cash Flows

In thousands

	YEAR ENDED
	Dec 31, 2021	Dec 31, 2020

Cash Flows from Operating Activities
Net income	$158,826	$213,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134,757	84,212
Non-cash interest and other	31,104	76,129
Loss on extinguishment of long-term debt	—	6,651
Non-cash lease expense	83,137	70,253
Share-based compensation	608,040	397,800
Gain on revaluation of equity investments	(35,492)	(295,297)
Transaction and loan losses	187,991	177,670
Bitcoin impairment losses	71,126	—
Change in deferred income taxes	(10,435)	(8,016)
Changes in operating assets and liabilities:
Settlements receivable	(346,217)	(547,484)
Purchases and originations of loans	(3,227,172)	(1,837,137)
Sales, principal payments, and forgiveness of loans	3,067,344	1,505,406
Customers payable	171,555	371,598
Settlements payable	15,249	143,528
Other assets and liabilities	(61,983)	(185,308)

Net cash provided by operating activities	847,830	173,110

Cash Flows from Investing Activities
Purchase of marketable debt securities	(2,714,560)	(1,322,362)
Proceeds from maturities of marketable debt securities	831,019	607,134
Proceeds from sale of marketable debt securities	617,097	585,427
Purchase of marketable debt securities from customer funds	(488,851)	(642,252)
Proceeds from maturities of marketable debt securities from customer funds	505,501	382,887
Proceeds from sale of marketable debt securities from customer funds	35,071	51,430
Purchase of property and equipment	(134,320)	(138,402)
Purchase of bitcoin investments	(170,000)	(50,000)
Purchase of other investments	(48,510)	(1,277)
Proceeds from sale of equity investments	420,644	—
Business combinations, net of cash acquired	(163,970)	(79,221)

Net cash used in investing activities	(1,310,879)	(606,636)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	—	2,116,544
Purchase of convertible senior note hedges	—	(338,145)
Proceeds from issuance of warrants	—	232,095
Proceeds from issuance of senior unsecured notes, net	1,971,828	—
Proceeds from PPP Liquidity Facility advances	681,539	464,094
Repayments of PPP Liquidity Facility advances	(648,100)	—
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	126,719	161,985
Payments for tax withholding related to vesting of restricted stock units	(323,011)	(314,019)
Net increase in interest-bearing deposits	59,844	—
Other financing activities	(9,948)	(7,359)
Change in customer funds, restricted from use for Company’s operations	793,163	1,361,540

Net cash provided by financing activities	2,652,034	3,676,735

Effect of foreign exchange rate on cash and cash equivalents	(7,066)	12,995

Net increase in cash, cash equivalents, restricted cash and customer funds	2,181,919	3,256,204
Cash, cash equivalents, restricted cash and customer funds, beginning of the year	4,793,171	1,536,967

Cash, cash equivalents, restricted cash and customer funds, end of the year	$6,975,090	$4,793,171

BLOCK Q4 2021 30

Operating Segment Disclosures

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

		THREE MONTHS ENDED				YEAR ENDED
		DEC 31, 2021				DEC 31, 2021
		(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total

Revenue
Transaction-based revenue	$103,743	$1,205,158	$—	$1,308,901	$409,844	$4,383,302	$—	$4,793,146
Subscription and services-based revenue	486,695	229,694	55,713	772,102	1,893,008	664,367	152,356	2,709,731
Hardware revenue	—	35,910	—	35,910	—	145,679	—	145,679
Bitcoin revenue	1,961,621	—	—	1,961,621	10,012,647	—	—	10,012,647

Segment revenue	2,552,059	1,470,762	55,713	4,078,534	12,315,499	5,193,348	152,356	17,661,203

Segment gross profit	$517,592	$657,293	$7,158	$1,182,043	$2,070,847	$2,316,671	$32,305	$4,419,823

		THREE MONTHS ENDED				YEAR ENDED
		DEC 31, 2020				DEC 31, 2020
		(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total

Revenue
Transaction-based revenue	$71,550	$857,461	$—	$929,011	$233,747	$3,061,231	$—	$3,294,978
Subscription and services-based revenue	344,105	105,266	—	449,371	1,163,096	376,307	—	1,539,403
Hardware revenue	—	24,363	—	24,363	—	91,654	—	91,654
Bitcoin revenue	1,756,225	—	—	1,756,225	4,571,543	—	—	4,571,543

Segment revenue	2,171,880	987,090	—	3,158,970	5,968,386	3,529,192	—	9,497,578

Segment gross profit	$376,659	$427,031	$—	$803,690	$1,225,578	$1,507,831	$—	$2,733,409

A reconciliation of total segment gross profit to the Company’s income (loss)

before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

	(UNAUDITED)

Total segment gross profit	$1,182,043	$803,690	$4,419,823	$2,733,409
Less: Product Development	395,841	254,525	1,399,079	885,681
Less: Sales and Marketing	484,778	328,576	1,617,189	1,109,670
Less: General and Administrative	298,921	159,420	983,326	579,203
Less: Transaction and loan losses	57,117	15,986	187,991	177,670
Less: Bitcoin impairment losses	—	—	71,126	—
Less: Interest expense, net	12,998	17,988	33,124	56,943
Less: Other expense (income), net	6,775	(271,212)	(29,474)	(291,725)

Income (loss) before applicable income taxes	$(74,387)	$298,407	$157,462	$215,967

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment. Comparable prior period amounts have not been disclosed as they were not material.

BLOCK Q4 2021 31

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

Gross Payment Volume (GPV) (in millions)	$46,328	$32,022	$167,720	$112,295
Adjusted EBITDA	$184,182	$185,489	$1,013,657	$474,071
Adjusted Net Income Per Share:
Basic	$0.30	$0.37	$1.94	$0.95
Diluted	$0.27	$0.32	$1.71	$0.84

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

Net income (loss) attributable to common stockholders	$(76,829)	$293,959	$166,284	$213,105
Net loss attributable to noncontrolling interests	(4,155)	—	(7,458)	—

Net income (loss)	(80,984)	293,959	158,826	213,105
Share-based compensation expense	178,043	113,628	608,042	397,500
Depreciation and amortization	39,051	22,471	134,756	84,212
Acquisition related, integration and other costs	20,848	3,543	35,474	7,482
Interest expense, net	12,998	17,988	33,124	56,943
Other expense (income), net	6,775	(271,212)	(29,474)	(291,725)
Bitcoin impairment losses	—	—	71,126	—
Provision (benefit) for income taxes	6,597	4,448	(1,364)	2,862
Loss on disposal of property and equipment	767	475	2,633	2,570
Acquired deferred revenue adjustment	138	257	744	1,497
Acquired deferred costs adjustment	(51)	(68)	(230)	(375)

Adjusted EBITDA	$184,182	$185,489	$1,013,657	$474,071

BLOCK Q4 2021 32

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

Net income (loss) attributable to common stockholders	$(76,829)	$293,959	$166,284	$213,105
Net loss attributable to noncontrolling interests	(4,155)	—	(7,458)	—

Net income (loss)	(80,984)	293,959	158,826	213,105
Share-based compensation expense	178,043	113,628	608,042	397,500
Acquisition related, integration and other costs	20,848	3,543	35,474	7,482
Amortization of intangible assets	13,264	5,717	40,522	19,239
Amortization of debt discount and issuance costs	2,817	20,355	9,822	67,979
Loss (gain) on revaluation of equity investments	5,515	(274,299)	(35,493)	(295,297)
Loss on extinguishment of long-term debt	—	4,258	—	6,651
Bitcoin impairment losses	—	—	71,126	—
Loss on disposal of property and equipment	767	475	2,633	2,570
Acquired deferred revenue adjustment	138	257	744	1,497
Acquired deferred cost adjustment	(51)	(68)	(230)	(375)

Adjusted Net Income - basic	$140,357	$167,825	$891,466	$420,351

Cash interest expense on convertible senior notes	$1,266	$1,596	$6,099	$6,078

Adjusted Net Income - diluted	$141,623	$169,421	$897,565	$426,429

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	462,562	452,869	458,432	443,126

Diluted	462,562	502,237	501,779	482,167

Net Income per share attributable to common stockholders:
Basic	$(0.17)	$0.65	$0.36	$0.48

Diluted	$(0.17)	$0.59	$0.33	$0.44

Weighted-average shares used to compute Adjusted Net Income Per Share:
Basic	462,562	452,869	458,432	443,126

Diluted	523,169	523,586	525,725	507,229

Adjusted Net Income Per Share:
Basic	$0.30	$0.37	$1.94	$0.95

Diluted	$0.27	$0.32	$1.71	$0.84

BLOCK Q4 2021 33

Non-GAAP Operating

Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

Operating expenses	$(1,236,657)	$(758,507)	$(4,258,711)	$(2,752,224)
Share-based compensation	177,943	113,531	607,632	397,132
Depreciation and amortization	32,461	18,966	112,111	72,896
Acquisition related, integration and other costs	20,848	3,543	35,474	7,482
Bitcoin impairment losses	—	—	71,126	—
Loss on disposal of property and equipment	767	475	2,633	2,570

Non-GAAP operating expenses	$(1,004,638)	$(621,992)	$(3,429,735)	$(2,272,144)

Product development	$(395,841)	$(254,525)	$(1,399,079)	$(885,681)
Share-based compensation	132,331	83,906	446,596	289,553
Depreciation and amortization	20,299	13,724	77,544	53,080
Loss on disposal of property and equipment	385	198	1,570	884

Non-GAAP product development	$(242,826)	$(156,697)	$(873,369)	$(542,164)

Sales and marketing	$(484,778)	$(328,576)	$(1,617,189)	$(1,109,670)
Share-based compensation	16,390	9,273	57,070	36,627
Depreciation and amortization	1,426	1,095	5,142	4,152
Gain on disposal of property and equipment	—	(3)	—	(2)

Non-GAAP sales and marketing	$(466,962)	$(318,211)	$(1,554,977)	$(1,068,893)

General and administrative	$(298,921)	$(159,420)	$(983,326)	$(579,203)
Share-based compensation	29,222	20,352	103,966	70,952
Acquisition related, integration and other costs	20,848	3,543	35,474	7,482
Depreciation and amortization	8,287	4,147	26,976	15,664
Loss on disposal of property and equipment	382	280	1,063	1,688

Non-GAAP general and administrative	$(240,182)	$(131,098)	$(815,847)	$(483,417)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

Cost of revenue	$6,590	$3,505	$22,645	$11,316
Product Development	20,299	13,724	77,544	53,080
Sales and Marketing	1,426	1,095	5,142	4,152
General and Administrative	8,287	4,147	26,976	15,664
Amortization of acquired customer assets	2,449		2,449

Total depreciation and amortization	$39,051	$22,471	$134,756	$84,212

BLOCK Q4 2021 34